Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-123544) and the Registration Statements on Form S-8 (File Nos. 333-125292, 333-133247 and 333-133248) of our report dated March 27, 2007, relating to the financial statements and financial statement schedule of Sears Holdings Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Sears Holdings Corporation for the fiscal year ended February 3, 2007.

/S/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 27, 2007